MAINSTREET BANKSHARES, INC.

News Release

For Immediate Release: January 9, 2009

MainStreet BankShares, Inc., ("MainStreet"), in Martinsville, Virginia announced its preliminary earnings (losses) today for the quarter and year-to-date periods ending December 31, 2008. MainStreet experienced a net loss of $561,180 for the fourth quarter or $.33 per basic share compared to net income of $760,005, or $.43 per basic share, for the same quarter in 2007. Net income year-to-date December 31, 2008 was $586,264, or $.34 per basic share, compared to $2.5 million, or $1.42 per basic share, year-to-date December 31, 2007. These results are preliminary, subject to MainStreet's management and independent auditors completing their customary review processes. Final earnings should be released on the normal schedule in early February 2009.

Larry A. Heaton, President and Chief Executive Officer, stated, "The effects of the recessionary environment throughout 2008 accelerated for our Company in the fourth quarter. Based on the continued deteriorating conditions, we expensed $1.3 million into the loan loss reserve during this period. This decision was based on an increase in our non-performing loans, continued softness in the local real estate market, and the current regulatory environment. Our loan loss reserve to loans net of unearned income is now 1.8%."

Mr. Heaton also commented, "Our Company remains well capitalized with 2008 year-end actual Tier I Capital at 9.39%; however, we feel it is prudent and responsible given the fourth quarter results and the continued economic uncertainty to suspend the payment of our quarterly cash dividend."

MainStreet is the bank holding company for Franklin Community Bank, N.A. ("Franklin Bank") and MainStreet RealEstate, Inc.

Contact: Larry A. Heaton, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412